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                                                                 EXHIBIT 99.2

                         NCO PORTFOLIO MANAGEMENT, INC.
                          November 7, 2001, 10 a.m. EST
                    Financial Relations Board/Weber Shandwick
                             Moderator: Nicole Engel

Operator Good morning, ladies and gentlemen, and thank you for standing by. Welcome to the NCO Portfolio Management third quarter conference call. At this time all participants are in a listen only mode. Following the formal presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press star followed by the zero for operator assistance. As a reminder, this conference is being recorded today Wednesday, November 7th, 2001.

                   I would now like to turn the conference over to Miss Nicole Engle from the Financial Relations Board Shandwick. Please go ahead, ma'am.

N. Engel Thank you for joining us today to discuss NCO Portfolio Management's third quarter 2001 results. By now you should have all received a fax copy of the press release, however if anyone is missing a copy and would like one, please contact our office and we will send one right over to you and ensure that you are on the company's distribution list.

                   On the line with us today is Michael Barrist, Chairman and Chief Executive Officer of NCO Group and NCO Portfolio Management, Rick Palmer, Chief Financial Officer of NCO Portfolio Management and Steve Winokur, Executive Vice President of Finance and Chief Financial Officer of NCO Group. Management will make some opening comments and then we'll open the line for questions.

                   Before we begin, I would like to read a standard forward looking statement disclaimer. Certain statements on this conference call including without limitation statements as to NCO Portfolio's or management's outlook as to financial results in 2001 and beyond, statements as to the effects of terrorist attacks and the economy on NCO Portfolio's business, statements as to NCO Portfolio's or management's beliefs, expectations or opinions and all other statements on this call other than historical facts are forward looking statements as such term is defined in the Securities Exchange Act of 1934, which are intended to be covered by the Safe Harbors created thereby. Forward looking statements are subject to risks and uncertainties, are subject to change at any time and may be affected by various factors that may cause actual results to differ materially from the expected or planned results.


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                   In addition to these factors, certain other factors,
                   including without limitation, factors relating to growth and future accounts receivable purchases, risks related to the company's debt, risks related to the recoverability of the purchased accounts receivable, risks related to the use of estimates, risks related to the availability to purchase accounts receivable at favorable prices in the open market, risks related to regulatory oversight, risks related to historical financial statements of Creditrust, risks related to the retention of its senior management team, risks related to securitization transactions, risks related to the fluctuation in quarterly results, risks related to NCO Group's ownership control of the company, risks related to the dependency on NCO Group for its collections and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission, including the annual report on form 10K filed on April 2nd, 2001, can cause actual results and developments to be materially different from those expressed or implied by such forward looking statements.

                   Michael, are you ready to begin?

M. Barrist         Yes, thank you. I'd like to thank everyone for joining the
                   NCO Portfolio Management third quarter conference call.
                   Today's call will be broken into three sections. First, I'll review the operating aspects of the quarter including the near term and long term effects of September 11th, then Rick
                   Palmer will provide a financial recap of the quarter and finally, as always, we'll open it up for questions and answers.

                   During the third quarter, NCO Portfolio met the revised guidance we provided on September 26th. Revenue was $16.2 million on collections of $28.4 million. For the quarter we recognized approximately 57% of our collections as revenue and allocated the remaining 43% to amortization. Net income was $2.7 million which represented earnings per share of 20 cents.

                   During the second quarter we reviewed all of our portfolios to determine the impact of the slowing U.S. economy on the estimated remaining collections for a given portfolio. As part of that process we undertook in the second quarter, we determined that recent trends in the collection of Legacy NCO portfolios acquired by NCO Group prior to its merger of its portfolio business with Creditrust, indicated these portfolios may not liquidate as originally projected. Accordingly, we adjusted the remaining expected collections for these pools. This adjustment resulted in a reduction to our future projected revenue stream as well as a portfolio impairment during the second quarter of $463,000. Legacy Creditrust Portfolios, as well as portfolios purchased after the merger, were performing on track and required no significant adjustment at that time.

                   As we entered the third quarter we felt confident that the adjustments we had taken during the second quarter would properly position us to meet our collection objectives going forward. Like many other businesses, the events of September 11th changed our operating dynamics in the near term and made it necessary for us to revisit the goals and objectives that we had reset during the second quarter. In the near term, the events of the 11th required us to quickly reassess our consumer contact strategy and our management worked with the servicing team from NCO Group to assure that consumers were handled in a responsible manner. As the month progressed we began to see a pick-up in collections. That trend has continued as we moved through October and into November.


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                   With that in mind, we have received many questions from
                   investors about our announced decision to allow our self-adjusting model to take the lower than expected September results into consideration as opposed to us overriding the model and viewing September as an anomaly. Investors were quick to point out that one month does not make a trend and the fact that the 11th occurred does not mean that consumer spending will remain at a depressed level. While that is fundamentally true, we felt that there was no compelling factual basis to override our modeling process and our decision became one of conservatism. Additionally, all published economic data since the events of the 11th, in conjunction with the results we have seen up to and including the first few days of November, indicate that the company's collections remain below pre-September 11th expectations and that overriding the model would not accurately reflect what's most likely to occur. As we have stated all along, the dynamic modeling process is the best tool we have and we believe it will provide the most predictable result over time.

                   The decision not to override the model caused recognized revenue to be lower in the third quarter as well as an additional portfolio impairment of $1.3 million. As we move into the fourth quarter the question at hand becomes what will results be for the fourth quarter of 2001 and calendar year 2002?

                   In trying to determine our current operating level in comparison to our expected results as modeled, it is certainly logical to look at October collections. The problem with this methodology is that while on the surface October showed a substantial improvement over September, we are concerned that October collections include activity and catch up payments from September. It is quite possible that we could get a false positive signal if we looked at October by itself. Accordingly, we have decided to hold off on providing investor guidance for the near term until we have a clear view of November. We believe that November will be a clean benchmark for determining our operating level and will allow us to accurately gain visibility on the next few quarters.

                   During the quarter the company purchased approximately $362 million of accounts for an aggregate price of approximately $12.8 million. This averaged out to about 3.5 cents on the dollar. To date, the company is basically on its purchase budget for the year and overall pricing during the quarter remained constant, although we are hopeful that we will see a reasonable downward trend during the fourth quarter.


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                   Additionally during the quarter the company completed several portfolio purchases within its joint venture with Marlin Integrated Holdings. These purchases were in the healthcare and utilities sector. Purchases in these sectors are new to NCO Portfolio and we are excited about the results to date.

                   As previously reported, the company had substantially completed its integration of Creditrust into the NCO servicing platform during the second quarter. Operationally the company continues to function very efficiently.

                   I will now turn the call over to Rick Palmer for a financial recap.

R. Palmer          Thank you, Michael. Before getting into the detailed results,
                   I would like to point out that the comparative numbers and the tables in the press release are those of just NCO
                   Portfolio Management as a stand alone company. They do not reflect the operations of Creditrust prior to the acquisition on Feb 21st, 2001.

                   Because we only include the results of Creditrust from the acquisition forward, the prior period results are not necessarily comparable to other quarters, so we will not spend much time on comparisons.

                   The acquisition of Creditrust was accounted for using purchase accounting. Consequently, the company's capital stock and paid in capital were adjusted to reflect the effect of accounting for the merger as a purchase of the assets and assumption of the liabilities of Creditrust. It's important to note that the purchase price, assets and liabilities as well as stock ownership percentages are preliminary estimates. The final purchase price and related allocations to assets and liabilities are subject to change.

                   For example, the stock ownership may increase by approximately 1% pending the final determination of the amount of Creditrust's liabilities. The final determination of the balance sheet will be before year-end.

                   Now with that background in mind, net income for the third quarter of 2001 was $2.7 million or 20 cents per share on a fully diluted basis, versus our revised guidance of 20 to 26 cents.

                   Collections for the quarter were $28.4 million which is at the low end of our guidance of $28 million to $30 million.

                   Revenue was $16.2 million or 57% of collections versus our average annualized guidance of 64%.


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                   As previously announced, the events of September 11, combined with the slow down in consumer spending on delinquent debt we were experiencing prior to September, combined to drop our collections compared to guidance, and compared to last quarter's collections of $29.3 million. As a result, the methodology employed to modify projections for collection trends reduced all future projections significantly.

                   Reduced projected collections results in reduced yields or internal rates of returns on every affected purchase. This lowered our revenues to 57% of collections for the quarter.

                   On 10 portfolios acquired over one year ago in a different economic climate, September's results lowered the remaining collections below the carrying value of the file resulting in impairment. On an ongoing basis, as we review the expected future cash flows of each portfolio, we assess the carrying value of the asset as well as the expected return on the asset. With a typical portfolio, the future cash flows are expected to recover the cost of the asset plus provide a return. Over time, this return is recognized as revenue.

                   If, based on current circumstances, the estimates are changed, the revenue to be recognized as well as the rate at which it is recognized will also change.If the future estimated cash flows are not sufficient to cover the remaining carrying value of a portfolio, an impairment has occurred and the portfolio must be written down to its net realizable value.

                   Last quarter, we adjusted assumptions on our old portfolios and we have consistently used more moderate projections on our newer purchases. However, trends taken into account in prior quarters did not anticipate anything like the results of September 11th.

                   We believe that given the continuing uncertainty facing consumers and consumer spending patterns, the downward trends caused by September collection shortfalls should continue to drive our modeling for the time being. When we have more information on collection patterns, we will be in a better position to reassess this conclusion.

                   On the positive side, collections on purchases since the merger largely met or exceeded projections for the full quarter with early gains in July and August offset by September shortfalls.

                   This is interesting since it would be easy to assume that meeting collection goals would automatically lead to meeting revenue goals. However, September results changed our expectations of the future collections and that in turn does result in lower revenue this quarter, even though we may have met our collection goals.


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                   The impairment on the ten portfolios recorded during the
                   third quarter was $1.3 million, which represented 0.9% of the carrying value of all the portfolios and about $0.06 per diluted share after tax.

                   Moving on to expenses. Operating expenses were $9.7 million. Included in operating expenses are servicing fees of $7.3 million. It's important when analyzing our results to remember that servicing fees are paid as a commission on collections and not on revenue.

                   Servicing fees as a percent of collections were a blended 26% in line with our revised guidance of 26 to 27% for the third and fourth quarters. All of the servicing fees are paid to NCOG including reimbursement for legal contingency fees.

                   Payroll and related expenses and selling, general and administrative expenses were all in line with expectations. As we have stated previously, these expenses were very small compared with the servicing fee component of our expense structure. This does give us an advantage in keeping our expense structure variable and scalable.

                   Operating income for the quarter was $6.5 million and EBITDA was $6.6 million for the quarter. Depreciation and amortization of deferred costs is not currently a significant component of operating expenses.

                   Other income and expenses relate principally to interest expense incurred on funds borrowed to fund purchases of portfolios under the sub-facility and to fund the acquisition of Creditrust.

                   Interest expense was $2.2 million compared to our guidance of $2.5 to 2.7 million. The lower than expected interest is principally attributable to the lower interest rates afforded on both the variable rate revolver and one securitized portfolio.

                   Income taxes were provided at the combined Federal and state rate of 37.5%. All of the tax provision is deferred, principally because of the method of income recognition for purchased receivables for tax reporting.

                   In conclusion, I have a few comments on financial condition. The company's cash balances were $6.5 million as of September 30, 2001. The available credit on the sub-facility with NCOG was $2.9 million as of September 30, 2001.

                   Cash flow for the quarter was lower than expected due to the impact of lower collections in the current economic climate and the events of September.

                   Further, taking into account the recently reduced projected collections, the company anticipates reducing fourth quarter investment in receivables to approximately $12 million.


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                   Thank you ladies and gentlemen. That concludes my formal
                   presentation. I will turn the call back to Michael.

M. Barrist         Thanks, Rick. Operator, can we now open the call up for
                   questions, please?

Operator Thank you, sir. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press star followed by the one on your push button phone. If you would like to decline from the polling process, please press star followed by the two. You will hear a three tone prompt acknowledging your selection. Your questions will be polled in the order they are received. If you are using speaker equipment, you will need to lift the handset before pressing the numbers. One moment, please, for our first question.

                   Our first question comes from Alan Creech. Please state your company name followed by your question.

A. Creech          Hi, Emerging Growth Equities.  Good morning, guys.

M. Barrist         Morning.

A. Creech          If I understand the accounting right, and I know it's always a gray area but on the impairment charges that you've taken over the last few quarters the collections that come in from those numbers now will be 100% to amortize portfolios. Does this have the effect of lowering the percentage that you will recognize as revenue over time so the 64% would drift down to say 62% or 61% over time or what is the impact of this?

M. Barrist         You're correct, it will have an effect on that percentage or the allocation between revenue and amortization. That's part of the analysis we're going to do at some point in the near future providing revised guidance. But one thing to keep in mind is that these are portfolios that probably had relatively low IRRs anyway, so the amount that was being allocated to revenue that was probably a pretty small number in the first place. While you get hit for the whole thing in an impairment charge, the reality is as a subset of our overall portfolios and overall collections, it's not a large number. My guess is you're mathematically correct and it will effect it but I don't think it's going to be material.

A. Creech          It's not going to be material. Okay, also can you give us a little more color on the cash on hand and the available credit that you have for you and what that might do for the growth rate in 2002 and I know you're not really giving guidance but the assumption is that so far two thirds of your purchases have been allocated to cash flow, the other third has been through debt and it seems as though you're bumping up against your line of credit. Can that be extended or will you adjust the growth rate in 2002? Can you just give me a little more color on that?

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M. Barrist         Well, I'll give you the macro picture and Rick might chime in here with some numbers.

                   Basically our plan was to have the credit facility in place and to basically self fund purchases outside the credit facility. There's no doubt that having lower than expected collections lowers those numbers slightly. Given that we're coming into the first quarter, which is the strongest quarter of the year and our purchase budget for next year was a relatively tamed purchase budget, I'm not prepared right now to mathematically answer for you what that difference is going to be but I don't think it's going to be a very large difference. That'll be part of the analysis we do.

                   Now putting that aside, we do have some other financing sources available to us through a lender that we have a relationship with and that's a business decision we'll have to make. The other thing to consider here in the alternate to that is given the fact that collectability is down and the environment has changed, it is not imprudent for us to reassess how much we want to buy anyway. We're obviously taking much more risk quotient on our underwriting and if it's not illogical, then our purchases could go down separate from the cash flow issue.

R. Palmer          I would add to that, Michael, that we're certainly in a
                   strong financial position cash flow wise. We are absolutely self funding and more than willing and able to meet all of our operating expenses and commitments and purchase a very high level of accounts every month. We're talking about a very marginal effect on purchase programs at this point.

A. Creech          Has there been any evidence, either anecdotal or otherwise, that might suggest that the prices of portfolios are coming down or the quality of the portfolios are going up that you're purchasing?

M. Barrist         As we said last quarter, pricing surprisingly, or intuitively you would think pricing would come down. What we saw up through last quarter was that the quality of paper coming in the door was actually very good primarily, in my opinion, because the clients we have that we buy from were having their own internal volume challenges with the amount of accounts basically moving from early stage delinquency through charge off and potentially were leaving a little more meat on the bones.

                   That has caught up with itself. Resources have been added internally and collectability across the board, including the people we buy from, are so far down in September that my gut instinct is pricing should come down a little. The reason I say that also is that our underwriting is bringing down our collection curve. So the amount we're going to be willing to pay is coming down in accordance with that as well. We're being more cautious, we're taking everything we know through today into consideration in our underwriting and intuitively, based on the kind of volumes we're seeing being shopped right now in the fourth quarter and we're hearing chatter on the street, my best guess, and it is a guess, is that prices will be moving down a little bit as we move towards the end of the quarter and it gets competitive to get things out the door for the clients.


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A. Creech          Excellent.  Thanks for the time.

M. Barrist         Sure.

Operator Our next question comes from Bill Warmington. Please state your company name followed by your question.

B. Warmington      Hi, Bill Warmington, Suntrust Robinson Humphrey. Good
                   morning, everyone.

M. Barrist         Good morning, Bill.

B. Warmington      A couple of questions. First was just a housekeeping question on the percentage of service fees that were actually legal fees. Do we happen to have that or the dollar amount?

M. Barrist         Is that something we disclose? We don't have that number
                   handy, Bill, and it's not a number that we have disclosed to date. The overall majority of the dollars paid to NCO Group are for direct contingent fees for work we do and there is a small subset that's for contingent attorney fees and there's some filing fees that are passed through on a cost basis.

B. Warmington      I don't know if this would be considered a guidance question but it's more of a modeling question for us in terms of what we should be modeling for fourth quarter and going onto '02 for securitized debt levels and borrowings on the line of credit in terms of how you would see those going in the coming quarters, just to give us a little direction in terms of the modeling?

M. Barrist         Right now, we have no plans right now to securitize any
                   additional portfolios although that is something, certainly an avenue we would explore if that market opened up for us.
                   So we're not prepared right now to answer that question. We will use the credit line and we will use cash flow from collections to fund our buys and we believe that should be adequate to meet our business objectives. The business objectives could get revised very slightly based on cash flow availability and also based on our appetite for buying given the current climate. But I don't think there's going to be a big conflict there.

B. Warmington      The last question would be that a lot of companies, at least in my universe, are not giving guidance so that's nothing unusual here and the question would be whether sometime in December you might have a call to give some guidance on the current quarter, sort of quarter update and then also going into '02 or do you want to wait until you actually report ...
                   are you going to wait until after that?


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M. Barrist         It is currently our goal that if we view November as a clear benchmark of where we are, and you know this, our models, we know the seasonal index, we know how things basically bounce month to month. So we have a model actually built for the fourth quarter and for next year internally that we've certainly shared, broad brushes with our Board, subject to us getting a clear understanding of what plateau we're at right now and that's really the big question mark here. We have used, internally we've combined September and October and divided by the number of combined days as a run rate level of collections per day as a benchmark and we're using that until November firms up because we feel pretty comfortable that anything that was skewing October will be out of the pipe and November should be a clean month for us to look at.

                   So what I would say to you is it's currently our goal to get something to investors during December, at least about the fourth quarter or maybe the first quarter if we can't do the whole cycle. That could change if November is muddy or something happens in the war or something that just skews consumer paying patterns. Again, if there's noise in the channel and we can't get a clear benchmark, we may not be able to provide a lot of guidance but we will try to share what we can at some point after November closes.

B. Warmington      All right, thank you very much.

M. Barrist         Sure.

Operator Our next question comes from Ori Uziel. Please state your company name followed by your question.

O. Uziel Hi, this is Ori Uziel from Dialogue Capital. Could you please repeat the loans purchased in the quarter and the price you paid and also maybe describe to us the joint venture? I'm not familiar with that.

M. Barrist         Okay. The loans purchased during the quarter, we purchased
                   $362 million of accounts, that's face value of accounts. We paid $12.8 million for that, which averages about 3.5 cents on a dollar.

                   The Marlin joint venture, Marlin is a company that over the years has specialized in the purchase of utilities and healthcare receivables. We have entered into a joint venture with them because while NCO Group has a pretty broad base of clients within utilities and healthcare and a very good service platform, we have not been able in the sister company, NCO Portfolio, to penetrate those clients on a purchase basis. Our thought was that hooking up with the industry leader will provide a good opportunity for both parties. So what we've done is we've combined their experience, underwriting and reputation in the marketplace, access to our client list to try to offer a service channel for our clients in the NCO Group side, the ability to sell their portfolios and it all gets serviced within NCO. So we share in buys with them and we invest side by side with them and there is a separate financing source set up for that joint venture.


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                   To date we've done a couple small buys and we just did a very large buy in healthcare receivables with them and it's very, very exciting because the clients we're doing some of this stuff with are clients where we have good statistical data in our database. That's very meaningful to us to have the ability to accurately predict what's going to happen and with their reputation, their underwriting, we feel real strong about the deal we've done and the results so far have been very, very good.

O. Uziel           How do you account for the joint venture?

R. Palmer          In the third quarter it was not material. Going forward we still have that under study. We anticipate it'll probably be an equity method of accounting.

M. Barrist         Right, the collections during the third quarter were
                   minuscule and the decision will be made during the fourth quarter as to how we'll account. But as Rick said, it's looking most likely now as the equity method.

O. Uziel           Okay, thanks.

Operator Ladies and gentlemen, if there are any additional questions please press star followed by the one at this time. As a reminder, if you are using speaker equipment, you will need to lift the handset before pressing the numbers. One moment, please, for our next question.

                   At this time there are no additional questions, please continue.

M. Barrist         Thank you. I want to thank everyone for joining us today. As always, please feel free to call me or Rick Palmer with any further questions and we'll certainly be happy to answer them within the boundaries of Regulation FD. Thank you.

Operator Thank you. Ladies and gentlemen, this concludes the NCO Group Portfolio Management third quarter conference call. If you would like to listen to a replay of today's conference, please dial 800-405-2236 or 303-590-3000 followed by access number 408416. Once again, if you would like to listen to a replay of today's conference, please dial 800-405-2236 or 303-590-3000 followed by access number 408416. Once again, if you would like to listen to a replay of today's conference, please dial 800-405-2236 or 303-590-3000 followed by access number 408416.

                   We thank you for participating, you may now disconnect.